Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann Levi Strauss & Co (800) 438-0349 rfleischmann@levi.com	Media Contact:	Jeff Beckman Levi Strauss & Co. (415) 501-7777 jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES RETIREMENT OF CHAIRMAN GARY ROGERS
Current Board Member Richard Kauffman Assumes Role of Interim Chairman
SAN FRANCISCO (December 4, 2009) — Levi Strauss & Co. (LS&Co.) announced today that T. Gary Rogers has decided to retire from his role as Chairman of the Board of Directors, effective immediately. Richard L. Kauffman, a LS&Co. Board Member since October 2008, will assume the role of Interim Chairman until a successor is appointed by the Board.
Mr. Rogers said, “After nearly 12 years on the Board and two years as the Chairman I have decided that it is the right time for me to retire. I leave confident that the company is well positioned for success.”
“The Board is immensely grateful to Gary for his decade of devoted service and especially his leadership in the past two years. Levi Strauss & Co. is much stronger as a result of his contributions,” said Chairman Emeritus Robert D. Haas.
Richard Kauffman is currently the Chief Executive Officer, President and Managing Director of Good Energies. Previously, he was a Partner at Goldman Sachs and Chairman of its Global Financing Group.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest branded apparel companies and the global leader in jeanswear, marketing its products in more than 110 countries worldwide. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers® and Signature by Levi Strauss & Co.™ brands. Levi Strauss & Co. reported fiscal 2008 net revenues of $4.4 billion. For more information, go to http://levistrauss.com.
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